March 1, 2016

David G. Van Hooser

Harbor Funds

111 South Wacker Drive, 34th Floor

Chicago, IL 60606

RE:	Contractual Expense Limitations – March 1, 2016 through February 28, 2017

Dear Mr. Van Hooser:

In connection with our service as investment adviser to the specific Harbor funds listed below, we hereby agree to limit the total annual operating expenses, excluding interest expense (if any), of each class of shares of such Harbor funds until February 28, 2017 in the manner set forth below:

	Institutional Class	Administrative Class	Investor Class	Retirement Class
Harbor Large Cap Value Fund
Total annual Fund operating expenses (expressed as a percentage of average daily net assets)	0.68%	0.93%	1.05%	0.63%

	Institutional Class	Administrative Class	Investor Class	Retirement Class
Harbor International Growth Fund
Total annual Fund operating expenses (expressed as a percentage of average daily net assets)	0.85%	1.10%	1.22%	0.80%

	Institutional Class	Administrative Class	Investor Class	Retirement Class
Harbor Global Growth Fund
Total annual Fund operating expenses (expressed as a percentage of average daily net assets)	0.90%	1.15%	1.27%	0.85%

	Institutional Class	Administrative Class	Investor Class	Retirement Class
Harbor Emerging Market Equity Fund
Total annual Fund operating expenses (expressed as a percentage of average daily net assets)	1.15%	1.40%	1.52%	1.10%

	Institutional Class	Administrative Class
Harbor Commodity Real Return Strategy Fund
Total annual Fund operating expenses (expressed as a percentage of average daily net assets)	0.94%	1.19%

	Institutional Class	Administrative Class
Harbor Unconstrained Bond Fund
Total annual Fund operating expenses (expressed as a percentage of average daily net assets)	0.80%	1.05%

111 South Wacker Drive, 34th Floor  |  Chicago, Illinois 60606-4302

T 800-422-1050  |  F 312-443-4444  |  www.harborfunds.com

Mr. Van Hooser

March 1, 2016

	Institutional Class	Administrative Class
Harbor Bond Fund
Total annual Fund operating expenses (expressed as a percentage of average daily net assets)	0.51%	0.76%

	Institutional Class	Administrative Class
Harbor Real Return Fund
Total annual Fund operating expenses (expressed as a percentage of average daily net assets)	0.54%	0.79%

	Institutional Class	Administrative Class
Harbor Money Market Fund
Total annual Fund operating expenses (expressed as a percentage of average daily net assets)	0.28%	0.53%

We shall have no ability to terminate or modify this expense limitation agreement through February 28, 2017. This agreement shall automatically expire without further action by the parties at the close of business on February 28, 2017.

Please acknowledge your agreement with the foregoing as of the date set forth above by signing in the space provided below and returning an executed original to my attention.

HARBOR CAPITAL ADVISORS, INC.

By:
Charles F. McCain, Executive Vice President

Agreed and Accepted:

HARBOR FUNDS

By:
David G. Van Hooser, President